Exhibit k

SERVICE AGREEMENT FOR STOCK TRANSFER SERVICES between SOUTHWEST SMALL CAP EQUITY FUND, INC..
and STAR BANK, N.A.


This Agreement, dated as of ____________, 1995 is by and between SOUTHWEST SMALL CAP EQUITY FUND, INC. (the "Fund") and Star Bank, N.A. (the "Company") for the purpose of the Company to act as Stock Transfer Agent, Registrar and Dividend Disbursing Agent for the Fund. The Company agrees to provide all necessary administrative and managerial services of a Stock Transfer Agent, Registrar, and Dividend/Capital Gain Disbursing Agent as outlined in this agreement to the Fund.

TRANSFER AGENT SERVICES

The Company agrees to transfer the registration of the Fund's Common stock certificates of ownership within the Rules and Regulations established by the Securities Transfer Association and other applicable industry guidelines. Routine transfers, as defined by Securities and Exchange Commission (SEC) Rule 17, will be transferred within the Rule's 72 hour turnaround standard. The Company will process all other transfer of registration transactions promptly and maintain complete and accurate records of such transactions pursuant to SEC record keeping requirements.

REGISTRAR SERVICES

The Company will monitor and maintain the issued and outstanding share balances of the Fund's Common Stock to insure issuance within the authorized limit of each equity class. The Company will provide to the Fund's internal or external audit group certification as to the issued and outstanding shares of each equity class upon request.

DIVIDEND AND CAPITAL GAIN DISBURSEMENT SERVICES

The Company will annually disburse checks and maintain applicable records representing dividend and/or capital gain payments to the shareholders of record of the Fund's Common stock. On the business day following the Fund's Board of Directors approval of a cash dividend or capital gain distribution the Fund will deliver in writing to the Company the Payment Declaration which outlines the rate per share, record date, and payable date of the payment. The Company will release to the United States Post Office all payment checks for mailing no later than one business day prior to the payable date. The Fund agrees to provide the Company, in available funds, the total of the cash disbursement by 10:00 a.m. on the payable date. Payment may be made in the form of a wire transfer, check, or charge to a Star Bank, N.A. checking account.

DIVIDEND REINVESTMENT SERVICES

The Company will perform and maintain applicable records for Dividend Reinvestment Services on behalf of the shareholders of the Fund pursuant to the terms and conditions of the Fund's Dividend Reinvestment Plan ("the Plan"). The Company must receive, in writing, any alteration to the terms nad conditions of the Plan at least 60 calendar days prior to implementation of the alteration.

STOCK OPTIONS

Upon written request of the Fund, the Company will issue from authorized but unissued shares certificates of ownership of the Fund pursuant to any Stock Option Plan which has been approved by the Fund's Board of Directors. Certificates will be issued in accordance with routine transfer turnaround requirements.

SPECIAL MAILING SERVICES

The Company will perform special mailing for quarterly reports or other correspondence to shareholders for $75.00 for each 1,000 registered holders per mailing plus out of pocket expenses.

PROXY SERVICES

The Company will perform Proxy Solicitation and Tabulation Services for the Fund annually or at any other Special Meeting if requested by the shareholders or the Fund's Board of Directors. The Fund will provide written notice of Annual and Special Meetings to the Company on the business day following the announcement of such meeting. Any Special Meeting Proxy Solicitation and Tabulation in addition to the Annual Meeting will be billed at the rate noted in the FEES, CHARGES, AND EXPENSES section of this agreement.

TAX REPORTING SERVICES

The Company agrees to make the required annual reporting of income and capital gain disbursements and brokerage transactions to shareholders and the Internal Revenue Service according to government guidelines.

REORGANIZATION SERVICES

The Company will provide reorganization Services for events (e.g. stock splits and stock dividends) approved by the Fund's Board of Directors. The Fund will deliver in writing to the Company the terms and conditions of the reorganization on the business day following Board approval.

CONVERSION EXPENSE

The Fund agrees to pay the Company a one time charge for the conversion of shareholder data including but not limited to name, address, social security or taxpayer identification number, certificate number, share amount, and disbursement address. This charge of $3,000.00 will be billed with the first quarterly invoice issued to the Fund.

FEES, CHARGES, AND EXPENSES

In exchange for the services enumerated in this agreement the Fund agrees to pay the Company the following outline of fees, charges, and expenses:

Service Fee        Annual Cost                Number of Shareholders
-----------        -----------                ----------------------
                   $4.00 per shareholder      first 1,000 registered holders
                   $3.00 per shareholder      next 4,000 registered holders
                   $2.00 per shareholder      all remaining registered holders

The Service Fee is an annual fee inclusive of the provision by the Company of the Transfer Agent, Registrar, Dividend and Capital Gain Disbursement, Dividend Reinvestment, Stock Option, and Proxy Services (Annual Meeting only) outlined above in this agreement.

Reorganization Services                        1.00 per certificate issuance

Special Meeting Services                       1.00 per proxy card issued

This fee is for additional meetings requiring Proxy Solicitation and Tabulation Services over and above the Annual Meeting.

Out of Pocket Expenses                     at prevailing market costs

- including but not limited to:      postage and insurance
                                     mail supplies (envelopes)
                                     check inventory
                                     certificate inventory

An invoice for fees, charges, and expenses will be issued to the Fund quarterly every January, April, July and October. The number of shareholders will be the number of active and inactive accounts maintained by the Company as of the end of the months of December, March, June, and September. Out of Pocket expenses will be included on the quarterly billing after occurrence of the expense by the Company. The Company reserves the right to invoice the Fund for the advancement of out of pocket expenses.

LENGTH OF AGREEMENT

This agreement will be in effect for a period of 2 years from the date the Company begins Stock Transfer Services. The Agreement will be automatically extended for successive 1 year periods unless either party notifies the other of intent to terminate, in writing, 6 months prior to the end of the agreement period. The Fund may terminate the Agreement with 90 calendar days prior written notice within 30 calendar days following receipt by the Fund of the Company's intention to increase fees at the end of any Agreement period.

AMENDMENTS

Any amendments to the terms and conditions of this agreement must be agreed to in writing by the Fund and the Company and will attain effect 30 calendar days subsequent to the written acceptance by both parties.

LIABILITIES

The Company will not be held liable for its actions performed with due care and in good faith during the normal course of business which are absent of negligence. The Company makes no claims as to the validity of the shareholder information provided by the prior Transfer Agent and will perform its duties on a best efforts basis when the integrity of this information is in question.

PERFORMANCE

The Fund and the Company agree to provide the documentation and service as outlined in this Agreement. The Company will comply with all applicable rules and regulations of the SEC and any Stock Exchange trading the shares of the Fund with respect to maintenance and retention of data and documentation.

ENTIRETY

The Fund and the Company agree that this Agreement is the only document which enumerates the terms and conditions of the Stock Transfer Services provided by the Company. Neither party may rely on arrangements outside of the Agreement, implied, oral, or otherwise.

AUTHORIZATIONS

By their signature below the following authorized representatives of the Fund and the Company agree to the terms and conditions of this Service Agreement as of the _____th day of _______________, 1995.

SOUTHWEST SMALL CAP EQUITY                   STAR BANK, N.A.
FUND, INC.


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Signature                                    Signature

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Title                                        Title

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Date                                         Date

0269807.01
11/21/95 7:53 PM